UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.               )
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MERCER INTERNATIONAL INC.
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  MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, JUNE 5, 2008

TO: The shareholders of Mercer International Inc.

NOTICE IS HEREBY GIVEN that the 2008 annual general meeting of shareholders of Mercer International Inc. (the “Company”) is to be held on June 5, 2008 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) (the “Meeting”) for the following purposes:

1. To elect the directors of the Company for the ensuing year;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company; and

3.	To transact such other business as may properly come before the Meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on April 16, 2008 as the record date for the determination of shareholders entitled to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

A proxy statement dated April 23, 2008, a proxy card and our annual report for 2007 accompany this notice of annual general meeting of shareholders. For information on how to vote, please refer to the instructions on the enclosed proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 2 of the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

April 23, 2008

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS, OR VOTE USING THE INTERNET OR TELEPHONE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

TABLE OF CONTENTS

PROXY STATEMENT
COMMONLY ASKED QUESTIONS AND ANSWERS
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
INFORMATION ON THE BOARD AND ITS COMMITTEES
DIRECTORS’ COMPENSATION AND SHAREHOLDING REQUIREMENT
SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
INDEPENDENT ACCOUNTANTS AND AUDITORS
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS

MERCER INTERNATIONAL INC.
Suite 2840, 650 West Georgia Street
Vancouver, B.C. V6B 4N8

PROXY STATEMENT

General

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual general meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) on June 5, 2008 (the “Meeting”), or any adjournment, postponement or rescheduling thereof. References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise. If a proxy in the accompanying form (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, $1.00 par value (the “Shares”) represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying notice of annual general meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent, Mellon Investor Services LLC, at BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3862, South Hackensack, NJ 07606-9210. A Proxy may also be revoked by voting in person at the Meeting. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Under applicable Washington State law, abstentions and broker non-votes will be counted for the purposes of establishing a quorum for the Meeting.

Proxies for the Meeting will be solicited by the Company primarily by mail. Proxies may also be solicited personally by our directors, officers or regular employees without additional compensation. We may reimburse banks, broker-dealers or other nominees for their reasonable expenses in forwarding the proxy materials for the Meeting to beneficial owners of Shares. The costs of this solicitation will be borne by the Company.

This Proxy Statement and accompanying Proxy and our annual report for 2007 will be mailed to Shareholders commencing on or about April 30, 2008. The close of business on April 16, 2008 has been fixed as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy?

A:	The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:	Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 36,401,487 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:	We are asking you to: (i) vote for the election of the Company’s directors for the ensuing year; and (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote in person at the Meeting, by mail, by phone or on the Internet.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you attend the Meeting, you may vote as instructed at the Meeting. However, if you hold your Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the Meeting a Proxy delivered to you by such nominee reflecting your Share ownership as of the Record Date.

Voting on the Internet. Go to www.proxyvoting.com/merc and follow the instructions. You should have your Proxy in hand when you access the website.

Voting by Telephone. Call the toll-free number listed on the Proxy and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should refer to the Proxy or the information you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a Registered Shareholder, you may revoke your Proxy and change your vote at any time before completion of voting at the Meeting. You may do this by:

• sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

• signing another Proxy with a later date and sending it to our registrar and transfer agent at the address set out above before the date of the Meeting; or

• voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker/dealer or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:	If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

• is present and votes in person at the Meeting; or

• has properly submitted a Proxy.

Abstentions and broker non-votes (Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of a quorum.

Q:	How many votes are required to elect directors?

A:	The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, in 2006, our board of directors (the “Board”) adopted corporate governance guidelines regarding director elections. The guidelines provide that in an uncontested election any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to the governance and nominating committee (the “Governance Committee”) which will, without participation of any director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Governance Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a Securities and Exchange Commission (“SEC”) filing.

Q:	How many votes are required to adopt the other proposal?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:	You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our corporate governance guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:	You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposal to ratify the selection of our independent auditors. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be counted as a “For” vote in favor of each proposal.

Q:	Could other matters be discussed at the Meeting?

A:	We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

There were 36,401,487 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote at the Meeting.

The following table sets forth certain information regarding the beneficial ownership of our Shares as of April 23, 2008 by each Shareholder known by us to own more than five percent of our outstanding Shares other than as set forth under “Security Ownership of Directors and Officers” on page 12 of this Proxy Statement. The following is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

	Number of	Percentage of
Name and Address of Owner	Shares Owned	Outstanding Shares

Platinum Asset Management Ltd. Level 4, 55 Harrington Street Sydney, NSW 2000, Australia	5,534,013	15.2	(5)
Peter R. Kellogg(1) 120 Broadway, 6th Floor New York, NY 10271	6,286,232	13.9	(6)
Hound Partners, LLC(2) 101 Park Avenue, 48th Floor New York, NY 10178	2,805,442	7.7	(5)
Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403	3,321,410	7.4	(6)
Greenlight Capital, LLC(4) 420 Lexington Avenue Suite 875 New York, NY 10170	2,457,945	5.5	(6)

(1)	Filed jointly with IAT Reinsurance Company Ltd. The number of Shares owned includes 1,645,161 Shares issuable upon conversion of convertible senior subordinated notes.

(2)	Filed jointly with Hound Partners LP, Hound Performance LLC, and Jonathon Auerbach.

(3)	Filed jointly with Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC. The number of Shares owned includes 903,210 Shares issuable upon conversion of convertible senior subordinated notes.

(4)	Filed jointly with Greenlight Capital, Inc. and David Einhorn. The number of Shares owned includes 2,000,000 Shares issuable upon conversion of convertible senior subordinated notes.

(5)	The percentage of outstanding Shares is calculated out of a total of 36,401,487 Shares issued and outstanding on the Record Date.

(6)	The percentage of outstanding Shares is calculated out of a total of 45,079,551 Shares, which number gives pro forma effect to the 8,678,064 Shares issuable upon conversion of the remaining outstanding convertible senior subordinated notes.

ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, as amended, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the current number of directors at seven (7). Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. All of the nominees are currently directors of the Company. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.

The Board has determined that each of our nominee directors, other than our Chief Executive Officer, Mr. Lee, is independent under applicable laws and regulations and the listing requirements of the NASDAQ Stock Market. In 2006, we adopted certain corporate governance guidelines including a shareholding requirement for our non-employee directors which takes effect within three years of becoming a director.

Nominees for Election as Directors

Jimmy S.H. Lee, age 51, has been a director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period that MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. During Mr. Lee’s tenure with Mercer, we acquired our Rosenthal mill (“Rosenthal”) and converted it to the production of kraft pulp, constructed and commenced operations at our Stendal mill (“Stendal”) and acquired our Celgar mill.

Kenneth A. Shields, age 59, has been a director since August 2003. Mr. Shields is the Chairman and Chief Executive Officer of Conifex Inc., a private Canadian company pursuing acquisition opportunities in the forestry and sawmilling sector. Mr. Shields currently serves as a member of the board of directors of Raymond James Financial, Inc. and serves as the Chairman and a member of the board of directors of its Canadian subsidiary, Raymond James Ltd., since his retirement as Chief Executive Officer of Raymond James Ltd. in February 2006. Mr. Shields is also a director of TimberWest Forest Corp., a major Canadian timberland and logging company. Mr. Shields has served as past Chairman of the Investment Dealers Association of Canada and Pacifica Papers Inc., and is a former director of each of Slocan Forest Products Ltd. and the Investment Dealers Association of Canada.

William D. McCartney, age 52, has been a director since January 2003. Mr. McCartney has been president and chief executive officer of Pemcorp Management Inc., a management services company, since 1990. Mr. McCartney is also a director of Southwestern Resources Corp., where he has served since March 2004 and a director of Exeter Resource Corporation since September 2005. Mr. McCartney is also a member of the Canadian Institute of Chartered Accountants.

Graeme A. Witts, age 69, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. He is now the Chairman of Azure Property Group, SA, a European hotel group. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales and has previous executive experience with the Procter & Gamble Company, as well as with Clarks Shoes. Mr. Witts also has experience in government auditing.

Guy W. Adams, age 57, has been a director since August 2003. Mr. Adams is the managing member of GWA Advisors, LLC, GWA Investments, LLC and GWA Capital Partners, LLC, where he has served since 2002. GWA Investments is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization. Mr. Adams has been a director of Vitesse Semiconductor Corp. since October 2007.

Eric Lauritzen, age 70, has been a director since June 2004. Mr. Lauritzen was President and Chief Executive Officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the Toronto Stock Exchange and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.

George Malpass, age 68, has been a director since November 2006. Mr. Malpass was formerly the Chief Executive Officer and a director of Primex Forest Products Ltd. and is also a former director of both International Forest Products Ltd. and Riverside Forest Products Ltd.

All of our directors meet our shareholding requirement with the exception of Mr. Malpass who became a director in November 2006 and has until November 2009 to meet such requirement.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our corporate governance guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our corporate governance guidelines which can be found at the “Governance Guidelines” link on our website at www.mercerint.com.

Executive Officers

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee, whose information appears above under “Nominees for Election as Directors”:

David M. Gandossi, age 50, has been Secretary, Executive Vice-President and Chief Financial Officer since August 15, 2003. Mr. Gandossi was formerly the Chief Financial Officer and Executive Vice-President of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as Chief Financial Officer, Vice-President, Finance and Secretary of Pacifica Papers Inc., a North American

specialty pulp and paper manufacturing company previously listed on the Toronto Stock Exchange, from December 1999 to August 2001 and Controller and Treasurer from June 1998 to December 1999. From June 1998 to August 31, 1998, he also served as Secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as Controller, Treasurer and Secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of Controller and Treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the Toronto Stock Exchange. From February 2007 to present, he has chaired the B.C. Pulp and Paper Task Force, a government industry and labor effort that is mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. Mr. Gandossi is a member of the Institute of Chartered Accountants in Canada.

Claes-Inge Isacson, age 62, has been our Chief Operating Officer since November 2006 and is based in our Berlin office. Mr. Isacson brings over 24 years of senior level pulp and paper management to our senior management team, with a focus on kraft pulp. Mr. Isacson held the positions of President Norske Skog Europe, and then Senior Vice President Production for Norske Skogindustrier ASA between 1989 and 2004. His most recent position was President, AF Process, a consulting and engineering company working worldwide. He holds a Masters of Science, Mechanical Engineering.

Leonhard Nossol, age 50, has been our Group Controller for Europe since August 2005. He has also been a managing director of Rosenthal since 1997 and the sole managing director of Rosenthal since September 2005. Mr. Nossol had a significant involvement in the conversion of Rosenthal to the production of kraft pulp in 1999 and increases in the mill’s annual production capacity to 325,000 ADMTs, as well as the reduction in production costs at the mill.

Wolfram Ridder, age 46, was appointed Vice President of Business Development in August 2005, prior to which he was a managing director of Stendal. Mr. Ridder was the principal assistant to our Chief Executive Officer from November 1995 until September 2002.

David Ure, age 41, has been our Vice President, Controller, since October 16, 2006. Mr. Ure was formerly the Controller of Catalyst Paper Corporation from 2001 to 2006 and Controller of Pacifica Papers Inc. from 2000 to 2001. He also served as U.S. Controller of Crown Packaging Ltd. in 1999 and the Chief Financial Officer and Secretary of Finlay Forest Industries Inc. from 1997 to 1998. He is on the Board of Trustees of the Pulp and Paper Industry Pension Plan and has over fifteen years experience in the forest products industry. Mr. Ure is a member of the Certified General Accountants’ Association of Canada.

David M. Cooper, age 54, has been Vice President of Sales and Marketing for Europe since June 2005. Mr. Cooper previously held a variety of senior positions around the world with Sappi Ltd., a large global forest products group, from 1982 to 2005, including the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. He has more than 25 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 44, has been Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc., a global pulp and paper corporation, from 1999 to 2005. He has over 18 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands.

Jochen Riepl, age 43, has been a managing director of Stendal since June 2006. Prior to joining the Company, Mr. Riepl was a commercial director for Pfleiderer AG, a leading manufacturer of engineered wood for the furniture industry and interior fixtures and fittings sector, from 2000 to 2005.

Genevieve Stannus, age 38, has been our Treasurer since July 2005, prior to which she was a Senior Financial Analyst with Mercer from August 2003. Prior to joining Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. She has over ten years experience in the forest products industry. Ms. Stannus is a member of the Certified General Accountants’ Association of Canada.

INFORMATION ON THE BOARD AND ITS COMMITTEES

Our Board has developed corporate governance guidelines in respect of: (i) the duties and responsibilities of the Board, its committees and the officers of the Company; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the Board including separate meetings of non-employee directors. A copy of our corporate governance guidelines can be found at the “Governance Guidelines” link on our website at www.mercerint.com.

Directors’ Meetings Attended in 2007

Our Board met six times during 2007 and the independent board members met an additional five times. Each current member of the Board attended 75% or more of the total number of such meetings and meetings of the committees of the Board on which they serve. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible. All of our directors attended the annual meeting held in June, 2007.

	Board		Committee
Director	Meetings		Meetings

Jimmy S.H. Lee	6 of 6	(1)	4 of 4
Kenneth A. Shields	6 of 6		5 of 5
William D. McCartney	6 of 6		17 of 17
Guy W. Adams	6 of 6		3 of 3
Eric Lauritzen	6 of 6		19 of 19
Graeme A. Witts	6 of 6		15 of 17
George Malpass	6 of 6		7 of 7

(1)	Mr. Lee is not an independent director and did not attend any of the meetings of independent directors other than by invitation.

Executive Sessions

Executive sessions of non-employee directors without management present are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered chartered accountants and any other relevant matters. Kenneth Shields, the lead director of our Board (the “Lead Director”), with input from our other directors, develops the agenda for and presides over these meetings. Meetings are also held formally and informally from time to time with our Chief Executive Officer for general discussions of relevant subjects.

Standing Committees

Our Board currently has established four standing committees: the audit committee (the “Audit Committee”), the compensation and human resources committee (the “Compensation Committee”), the environmental, health and safety committee (the “Environmental Committee”) and the Governance Committee. Each committee member is independent under applicable laws and regulations and the listing requirements of the NASDAQ Stock Market. Each committee has adopted a charter which is part of our corporate governance guidelines. The current charter for each committee is available under the “Governance Guidelines” link on our website at www.mercerint.com.

Committee	Current Members	Primary Responsibilities

Audit Committee (met 12 times in 2007)	William D. McCartney(1)(2) Graeme A. Witts(2) Eric Lauritzen	• Meet with and review the results of the audit of our financial statements performed by the independent public accountants; and • Recommend the selection of independent public accountants.
Compensation Committee (met 3 times in 2007)	Eric Lauritzen(1) George Malpass Guy W. Adams	• Review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs;

Committee	Current Members	Primary Responsibilities

• Approve all compensation actions relating to executive officers; and • Review annual performance objectives, succession planning and training requirements.
Governance Committee (met 5 times in 2007)	Kenneth A. Shields(1) Graeme A. Witts William D. McCartney
•     Manage the corporate governance system of the Board;

•   Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;

•   Assist in the creation of a corporate culture and environment of integrity and accountability;

•   In conjunction with the Lead Director, monitor the quality of the relationship between the Board and management;

•   Review management succession plans;

•   Recommend to the Board nominees for appointment to the Board;

•   Lead the Board’s annual review of the chief executive officer’s performance; and

•   Set the Board’s forward meeting agenda.

Environmental Committee (met 4 times in 2007)	Eric Lauritzen(1) George Malpass Jimmy S. H. Lee
•     Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company;

•   Monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting; and

•   Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

(1)	Chairman of the committee.

(2)	A “financial expert” within the meaning of such term under the Sarbanes-Oxley Act of 2002.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the chairman of the Audit Committee, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada.

Directors’ Nominations

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance Committee in consultation with our Chairman and Chief Executive Officer. The Governance Committee will recommend to the Board a nominee to fill a vacancy on the Board and will also annually evaluate and recommend to the Board nominees for election as directors at annual meetings of Shareholders.

Our Governance Committee believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance Committee considers include leadership, judgment, integrity, independence and high personal and professional ethics. Nominees considered by the Governance Committee are those that also possess a mix of experience and related attributes, including general business experience, industry knowledge, financial acumen, special business experience and expertise.

Our Governance Committee may seek recommendations or receive recommendations for Board candidates from various sources, including the Company’s directors, management and Shareholders. The Governance Committee may also engage a professional search firm.

Our Governance Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance Committee in the care of the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C. V6B 4N8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a Proxy Statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance Committee to determine if the candidate meets the criteria for Board membership described above. The Governance Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance Committee.

Executive Succession Planning

Our Compensation Committee and our Chief Executive Officer have collaborated in the development of a comprehensive program for long-term executive succession, which the Compensation Committee reviews with our Chief Executive Officer annually. Consistent with our culture, we strive to appoint our most senior executives from within the Company. Individuals who are identified as having potential for senior executive positions are evaluated by the Compensation Committee. The careers of such persons are monitored to ensure that over time they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described above) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically and each such correspondence will be made available to any director upon request.

DIRECTORS’ COMPENSATION AND SHAREHOLDING REQUIREMENT

Directors’ Compensation

Our directors, other than our Lead Director, receive $30,000 annually for their services plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our Lead Director, Mr. Shields, receives $60,000 annually for his services. We also reimburse our directors and officers for expenses incurred in connection with their duties as our directors and officers. The chairman of the Audit Committee receives $20,000 annually, the chairman of the Environmental Committee receives $5,000 annually and the chairman of each of the Compensation Committee and Governance Committee receives $10,000 annually for their services in that regard.

In addition, under our 2004 stock incentive plan (the “2004 Plan”), immediately after each annual meeting of Shareholders, each of our non-employee directors who is not elected to the Board for the first time at such annual meeting and who will continue to serve as a member of the Board after the meeting, receives 3,000 restricted shares for their services, provided that each such director has served on the Board for at least six months. In 2007, Messrs. McCartney, Witts, Lauritzen, Adams and Malpass each received 3,000 restricted shares for their services as directors and Mr. Shields received 6,000 restricted shares for his service as Lead Director, all of which vest in July 2008.

The Compensation Committee is responsible for reviewing our director compensation practices in relation to peer group companies. Any changes to be made to director compensation practices must be recommended by the Compensation Committee for approval by the full Board.

Director Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2007. Mr. Lee, who is our President and Chief Executive Officer, does not receive any additional compensation for services as a director.

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)	($)	($)	($)	($)

William D. McCartney	71,000	25,698	—	—	—	—	96,698
Kenneth A. Shields	80,500	30,944	—	—	—	—	111,444
Guy W. Adams	41,500	25,698	—	—	—	—	67,198
Eric Lauritzen	71,000	25,698	—	—	—	—	96,698
Graeme A. Witts	48,000	25,698	—	—	—	—	73,698
George Malpass	45,500	15,472	—	—	—	—	60,972

(1)	Fees earned or paid in cash include $30,000 which is paid to each of our directors, other than our Lead Director, plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our Lead Director receives $60,000 annually for his services. The chairman of each of the Compensation Committee and the Governance Committee receives $10,000 annually, the chairman of the Audit Committee receives $20,000 annually and the chairman of the Environmental Committee receives $5,000 annually for their services in that regard.

(2)	The grant date fair value is based on a Share value of $10.40 per share, being the trading price at the time of grant, multiplied by stock awards of 3,000 restricted shares which were granted to each of our non-employee directors or 6,000 restricted shares to our Lead Director, after our annual meeting of Shareholders held in 2007, provided that such non-employee director was not elected to the Board for the first time at such annual meeting, and who will continue to serve as a member of the Board after the meeting, and has been a director for at least six months.

(3)	Stock awards consist of restricted shares. The amounts shown represent the expense recognized in 2007 by the Company for restricted shares held by our directors, as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), share-based payment (“FAS 123R”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007. The FAS 123R value reflects the Company’s cost of the stock awards over the one year vesting period of the award.

Shareholding Requirement

Within three years of becoming a director, each non-employee director should own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth information regarding the ownership of our Shares as of April 23, 2008 by: (i) each of our directors and executive officers; and (ii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him or her in favor of each of the proposals to be considered at the Meeting.

	Number of	Percentage of
Name of Owner	Shares Owned	Outstanding Shares

Jimmy S.H. Lee(1)	2,131,260	5.9
Kenneth A. Shields(2)	81,000	*
Guy W. Adams(3)	80,600	*
William D. McCartney(3)	13,000	*
Graeme A. Witts(3)	13,685	*
Eric Lauritzen(3)	17,000	*
George Malpass(3)	3,000	*
David M. Gandossi(4)(10)	130,000	*
Wolfram Ridder(5)(10)	20,000	*
Leonhard Nossol(6)(10)	55,050	*
David Ure(7)(10)	10,000	*
David M. Cooper(8)(10)	30,000	*
Claes-Inge Isacson(9)(10))	15,000	*
Eric X. Heine(10)(11)	10,000	*
Jochen Riepl(10)	Nil	Nil
Genevieve Stannus(10)	5,000	*
Directors and Executive Officers as a Group (16 persons)(12)	2,614,595	7.2

*	Less than 1% of our issued and outstanding Shares on the Record Date.

(1)	Includes 1,274,800 Shares, presently exercisable options to acquire up to 700,000 Shares, 40,000 restricted shares granted by the Company in connection with Mr. Lee’s role as an executive officer of the Company which became fully vested on September 9, 2007 and 116,460 performance shares granted pursuant to our LTIP Supplement (as defined below) details of which grant are set out on page 23 of this Proxy Statement.

(2)	In July 2007, 6,000 restricted shares were granted to Mr. Shields in connection with his role as our Lead Director. These Shares vest and become non-forfeitable on July 3, 2008 unless a change in control of the Company occurs prior thereto.

(3)	In July 2007, 3,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his role as a non-employee director of Mercer. These Shares vest and become non-forfeitable on July 3, 2008 unless a change in control of the Company occurs prior thereto.

(4)	Includes presently exercisable options to acquire up to 100,000 Shares and 30,000 restricted shares granted by the Company in connection with Mr. Gandossi’s role as an executive officer of the Company which became fully vested on September 9, 2007.

(5)	Represents presently exercisable options to acquire up to 20,000 Shares.

(6)	Includes 50 Shares and presently exercisable options to acquire up to 55,000 Shares.

(7)	In October 2006, Mr. Ure was granted 10,000 restricted shares in connection with his role as a senior executive of Mercer, of which 3,333 Shares vested in October 2006 and October 2007, respectively, and the balance will vest in October 2008.

(8)	Represents presently exercisable options to acquire up to 30,000 Shares.

(9)	In November 2006, Mr. Isacson was granted 15,000 restricted shares in connection with his role as a senior executive of Mercer, of which 5,000 vested in November 2006 and November 2007, respectively, and the balance will vest in November 2008.

(10)	Not included are performance units granted in February 2008 pursuant to our LTIP Supplement (as defined below). Further details of such grants are set out on page 18 of this Proxy Statement.

(11)	Represents 10,000 restricted shares granted by the Company in connection with Mr. Heine’s role as an executive officer of the Company which became fully vested on July 27, 2007.

(12)	Includes presently exercisable options to acquire up to 905,000 Shares.

The following table sets forth information as at December 31, 2007 regarding: (i) our 1992 amended and restated stock option plan (the “1992 Plan”) under which options to acquire an aggregate of 3,600,000 of our Shares may be granted; and (ii) our 2004 Plan pursuant to which 1,000,000 of our Shares may be issued pursuant to options, stock appreciation rights and restricted shares (together with our 1992 Plan, the “Incentive Plans”):

	Number of Shares to		Number of Shares
	be Issued Upon	Weighted-Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding Options	Outstanding Options	Under Plan

1992 Amended Option Plan	898,334	$6.41	370,000
2004 Stock Incentive Plan(1)	30,000	$7.30	758,314	(1)(2)

(1)	An aggregate of 211,685 restricted shares have been issued under the plan.

(2)	As of the date of this Proxy Statement, 187,700 Shares remain available for issuance following grants made under our LTIP Supplement (as defined below) for up to 570,614 Shares.

In February 2008, pursuant to the terms of our 2004 Plan, we initiated a long term stock incentive plan (the “LTIP Supplement”). The function of the LTIP Supplement, in accordance with the purposes of the 2004 Plan, is to promote the long-term success of the Company and the creation of Shareholder value by aligning the interests of our employees, including senior management, with those of our Shareholders. Any grants made under the LTIP Supplement are settled in the form of Shares issued under the 2004 Plan. Any Shares issued pursuant to the LTIP Supplement reduce the number of Shares available under the 2004 Plan.

The LTIP Supplement is administered by our Compensation Committee and provides for the grant of restricted stock, restricted stock units and performance awards comprised of performance shares and performance units to salaried employees of the Company and its affiliates. The total number of Shares reserved and available for delivery for awards granted under the LTIP Supplement is 570,614 Shares and represents a portion of the Shares which can be issued under the 2004 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of independent directors under applicable laws and regulations and operates pursuant to a written charter available at the “Audit Committee Charter” link on our website at www.mercerint.com. The Audit Committee reviews the Company’s financial reporting process on behalf of our Board. However, management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered chartered accountants, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered chartered accountants. The Audit Committee discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards No. 114, The Auditors Communication with Those Charged with Governance, as currently in effect (which superseded Statement on Auditing Standards No. 61, Communication with Audit Committees).

In addition, the Audit Committee has discussed with the independent registered chartered accountants the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has considered whether the independent registered chartered accountants’ provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the Company’s independent registered chartered accountants are independent from the Company and its management.

The Audit Committee discussed with the independent registered chartered accountants the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered chartered accountants.

William D. McCartney, Chairman
Graeme A. Witts
Eric Lauritzen

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview of the key objectives, policies, elements and designs of our compensation programs, as well as the Compensation Committee’s considerations and reasons for its compensation decisions with respect to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, referred to as “Named Executive Officers” or “NEOs”, in 2007.

Compensation Committee

Our Compensation Committee is composed entirely of non-employee directors who are independent under applicable laws and regulations and the listing requirements of the NASDAQ Stock Market. The Compensation Committee operates pursuant to a written charter that is available on our website at www.mercerint.com. The Compensation Committee, among other things, has the responsibility to:

•	review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs for our executive officers;

•	approve all compensation for our executive officers;

•	periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board;

•	review annual goals and objectives of our senior executive officers, including our Named Executive Officers;

•	review annual performance objectives, succession planning and training requirements;

•	review actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels;

•	review and approve management’s succession plans for our key executives and managers; and

•	review individual specific training requirements for our key executives and managers.

Compensation Philosophy and Objectives

Our compensation philosophy for our Named Executive Officers is principally performance-based. As our operations are in Europe and North America, we also consider local market demands, availability of qualified management and the local cost of living. Our principal compensation objectives are to:

•	Reward and compensate our NEOs for their contribution to our overall success and for their individual performance during the relevant fiscal year;

•	Attract, retain and motivate our NEOs, whose efforts and judgments are vital to our continued success;

•	Create an environment in which our NEOs are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy; and

•	Align the interests of our NEOs with the long-term interests of our Shareholders.

To achieve the Company’s objectives, the Compensation Committee uses the following principles in the design and administration of our compensation programs:

•	Competitiveness. Our Named Executive Officers’ total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•	At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against objective standards to achieve payouts;

•	Pay for Performance. Above-median compensation should be provided for superior performance;

•	Alignment to Shareholder Interests. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a portion of our Named Executive Officers’ compensation;

•	Flexible Short-Term and Long-Term Incentives. Incentive plans should balance both fixed and variable and short and long-term compensation programs to reinforce a performance-based culture; and

•	Employee Understanding. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance.

Annual bonuses and long-term incentives awarded pursuant to our Incentive Plans are considered where and as appropriate. The Incentive Plans have been approved by our Shareholders.

Our compensation programs were developed and/or referred by the Compensation Committee over the last three years by reviewing best practices in executive compensation, a report by its independent consultant, Towers Perrin, in 2004, shareholder expectations and compensation practices of “peer group” companies.

Administration and Procedure

Our Named Executive Officers’ compensation levels and programs are established, approved and administered by the Compensation Committee. The Compensation Committee, in consultation with the Board, annually evaluates the performance of our Chief Executive Officer and our other NEOs. As part of its evaluation of our other NEOs, the Compensation Committee meets and reviews with our Chief Executive Officer his evaluation of such officers’ performance.

In making compensation decisions, the Compensation Committee also considers a number of other sources, including:

Information Provided by our Executive Officer.  Among the information considered by the Compensation Committee in making its compensation decisions are projections for financial performance provided by our Chief Financial Officer including revenues, total mill production and sales, mill margins, commission and selling expenses, non-recurring capital asset impairment charges, net earnings and Operating EBITDA which we define as operating income from continuing operations plus depreciation and amortization. In addition, our Chief Operating Officer also provides certain mill performance information relating to our operations, financial results and those of some of our competitors.

Independent Consultants.  The Compensation Committee has the authority to engage independent compensation consultants. It has previously engaged and expects in the future to engage an outside consultant to assist the Compensation Committee in assessing the Company’s executive compensation programs, appropriate peer groups for comparison, the structure of the Company’s executive compensation programs and the level of compensation paid to our Named Executive Officers. Our Compensation Committee did not use any independent consultants in making its compensation decisions for 2007.

Peer Group Comparisons.  In addition to periodically seeking advice from independent consultants, the Compensation Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies principally comprised of “mid-cap” North American forest products companies. We review compensation paid at these companies because their business and size make them most comparable to us. In 2007, based on an analysis of public filings, the Compensation Committee considered the executive compensation levels, including benefits and perquisites, of a number of such companies, including TimberWest Forest Corp., SFK Pulp Income Fund, Catalyst Paper Corporation, Weyerhaeuser Inc. Canfor Pulp Income Fund and, to a lesser extent, Pope & Talbot, Inc. since it sought creditor protection in Canada and the U.S.

In the past, the Compensation Committee has also referred to a range of companies outside of the forest products industry with which we compete for executive talent, particularly in Germany where available information for compensation levels in the forest products industry is more limited. In 2007, the Compensation Committee did not consider any such companies.

The Compensation Committee considers the total direct compensation for our Named Executive Officers, long-term incentives and program costs in the context of the performance of the Company relative to the peer group companies. Salaries, bonuses and incentive compensation are targeted towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, taking into account superior individual performance and other individual factors relating to a Named Executive Officer’s performance as determined by the Compensation Committee. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our peer group companies, such reference points are only one element used in structuring our executive compensation program and do not trump our overriding goals of supporting Company performance and rewarding our NEOs for their contributions to the Company’s performance.

Total Compensation.  The Compensation Committee reviews total compensation levels for our Named Executive Officers at least annually, including each element of compensation provided to an individual Named Executive Officer and the proportion of his total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the Compensation Committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the Named Executive Officer’s time in position, unique contribution or value to the Company, recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review, the Compensation Committee also considers benchmarking information with respect to our peer companies with the goal of targeting overall compensation for our Named Executive Officer’s within the median range. The Compensation Committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The Compensation Committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonability of our NEOs’ total compensation packages.

Participation of Executive Officers.  Our Named Executive Officers, with the exception of our Chief Executive Officer and to a lesser extent our Chief Financial and Operating Officers, typically do not play a role in evaluating or determining executive compensation programs or levels. For fiscal 2007, our Chief Executive Officer submitted for consideration to our Compensation Committee performance evaluations for our other Named Executive Officers and recommendations as to their compensation levels, including bonuses. Our Chief Financial Officer also made recommendations with respect to bonuses. These recommendations were subjective determinations based on the information discussed above and were consistent with our compensation objectives.

Components of Executive Compensation

Base Salaries.  Base salaries for our executive officers including our NEOs provide base compensation for day-to-day performance and are based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives. In addition, the impact a Named Executive Officer is expected to make to our business in the future is considered. We also consider our base salaries in the context of the markets in which we operate. The Compensation Committee normally considers salary adjustments for executive officers annually and in the first quarter of the year.

Based on these criteria and a review of market compensation, in 2007, we made incremental “cost of living” adjustments to the base salaries of all of our NEOs with the exception of Mr. Isacson who joined us in November 2006. In each case, these pay adjustments represented a less than 5% increase from 2006 levels.

Bonuses.  We generally provide annual incentive opportunities in the form of cash bonuses to our Named Executive Officers to motivate their performance in meeting our current year’s business goals and encourage superior performance. These bonuses are awarded based on the expectations of the directors and management for our financial and operating performance in a particular period and the contribution of an executive officer in achieving the Company’s goals and their individual goals. Each year, the Company establishes a business plan for the forthcoming year. Considering the business plan, the Compensation Committee considers the financial, strategic and other goals for the Company outlined by our executive officers. The Compensation Committee uses this business plan as one benchmark to measure our NEOs’ performance in achieving the Company’s goals. The Compensation Committee also considers the contribution of a Named Executive Officer to our business and operations generally. The Compensation Committee awards bonuses on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor. Also, in determining the bonuses to be paid to our NEOs other than our Chief Executive Officer and Chief Financial Officer, the Compensation Committee considers recommendations by our Chief Executive Officer and Chief Financial Officer.

In February 2008, the Compensation Committee reviewed each Named Executive Officer’s achievement of his annual performance objectives for 2007. These objectives are established for each NEO and vary based upon the NEO’s position and responsibility. A target bonus of two months’ salary, or 16.7%, was set as a maximum bonus for 100% completion of the 2007 performance objectives, or outstanding performance. Against this “target bonus”, our Chief Executive Officer and Chief Financial Officer proposed, and the Compensation Committee awarded, bonuses of 85%, 90% and 94% of 16.7% for Messrs. Isacson, Ridder and Nossol, respectively. Mr. Lee and Mr. Gandossi’s bonuses were awarded based on 86% and 66% of their 2007 base salaries, respectively, which reflected target performance.

Incentive Equity Grants or Awards.  Our executive officers, including our NEOs may be granted long-term equity incentives in the form of options, restricted shares and/or Share appreciation rights under the Incentive Plans. Awards under our Incentive Plans are generally granted based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving those targets. Awards under our Incentive Plans generally produce value to our executive officers if the price of our Shares appreciates, thereby aligning the interests of our executive officers with those of Shareholders through increased Share ownership. Equity-based compensation and ownership is used to ensure executives have a continuing stake in the long-term success of the Company. We also believe it is an important retention tool.

In accordance with the Incentive Plans and our standard practice, all options and restricted share grants are granted at fair market value as of the date of grant. We define “fair market value” as the closing price of our Shares quoted on the NASDAQ Global Market on the business day immediately preceding the date of grant.

The Compensation Committee determined not to make any incentive grant awards of restricted shares or options pursuant to the Incentive Plans to our NEOs in 2007, primarily as a result of the cash bonuses awarded for the period and the development of our LTIP Supplement for implementation in 2008.

However, in February 2008 we made performance awards to our entire senior management, including to all of our NEOs under our LTIP Supplement, granting performance shares to our Chief Executive Officer and performance units to all of our other Named Executive Officers. Details of such grants are set out in greater detail on page 21 of this Proxy Statement.

Performance shares are subject to certain restrictions and are required to be deposited with the Company until vesting and the lapse of such restrictions. The lapse of the restrictions on the performance shares and the vesting of such performance shares are contingent upon the achievement of certain specified performance objectives including Company performance, Share price performance and individual performance. Similarly, the vesting of the performance units is also contingent upon the achievement of such performance objectives.

Performance is measured over a three year period which commenced on January 1, 2008 and will end on December 31, 2010. Determinations as to the achievement of the performance objectives by a Named Executive Officer and the number of Shares ultimately vested and awarded are made by the Compensation Committee at the end of the three-year period with reference to the following performance criteria:

•	40% is based upon the Company’s “Operating EBITDA” (as measured by the Company at the beginning of the performance cycle) per tonne of northern bleached softwood kraft, or “NBSK”, pulp as compared to a chosen peer group;

•	40% is based upon the Company’s Share price performance relative to a chosen peer group; and

•	20% is based upon the strategic leadership, direction and other overall performance by the Named Executive Officer, all subject to adjustment by the Compensation Committee in its sole discretion to remove the effect of charges for restructurings, discontinued operations, acquisitions, divestitures, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent occurrence, related to the disposal or a segment or a business, or related to a change in accounting principle or otherwise.

In the event that the threshold performance stipulated for each Named Executive Officer is not satisfied, the NEO’s rights with respect to the performance awards and shares will be forfeited. The Compensation Committee also has discretion to decrease the amount of Shares issued pursuant to the performance awards, if, in the Compensation Committee’s view the financial performance of the Company as a whole during the performance cycle justifies such adjustment, regardless of the extent to which the performance objectives were achieved.

The Compensation Committee reviews incentive grants on an annual basis as part of its analysis of total compensation and the balance between the different elements thereof. The Compensation Committee intends to further define its approach to the balance between incentive grants and total compensation in the ensuing year.

Benefits.  In addition to the components of the compensation discussed above, we provide a number of other benefits to our Named Executive Officers for the purpose of providing security for current and future needs of executives which are structured to be within a reasonably competitive range relative to peer companies. The other benefits are set forth in Footnote 10 to the Summary Compensation table on page 22 of this Proxy Statement and consist primarily of automobile, health and retirement programs. Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon. Health benefits may include periodic physical consultations, dental and pharmaceutical benefits. Retirement programs include contributions to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

In respect of our Chief Executive Officer, in lieu of other benefits such as automobile, medical and retirement programs, we provide a lump sum living allowance of €75,000 in recognition of his significant travel schedule. No specific allocation is made in connection with the living allowance for any particular perquisite.

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our Named Executive Officers provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements” on page 23 and under “Potential Payments upon Termination or Change in Control” on page 26 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to the Named Executive Officer in the event of employment loss due to a change of control. In addition, our Incentive Plans provide for accelerated vesting and exercisability of options and restricted share awards upon a change of control. The accelerated vesting and exercisability in the event of a change of control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following terminations.

The employment agreements of our NEOs also provide for severance payments in certain circumstances. The specific amounts that our NEOs would receive as severance payments are described under “Potential Payments Upon Termination of Change of Control” on page 26 of the Proxy Statement.

Post-Retirement Compensation

Our North American executive officers are eligible to participate in our North American retirement program. The program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis.

To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Financial Officer is the only Named Executive Officer participating in the North American program.

We also provide a retirement program for our European based executive officers. The program is a defined contribution type structure whereby a contribution of 10% of base salary along with 5% of any cash bonus paid is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Isacson, Ridder and Nossol are the Named Executive Officers participating in the European program.

Performance Measures

In implementing our current compensation philosophy, the Compensation Committee, among other things, considers:

•	Operating EBITDA — We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities.

•	Operating EBITDA per tonne of NBSK pulp as compared to our peer group;

•	Our financial and operating targets for a period and the contributions of our Named Executive Officers in achieving these targets;

•	Contributions of our NEOs to our business and operations generally;

•	Our NEOs’ progress on meeting approved individual goals for the year;

•	The Company’s Share performance relative to our peer group; and

•	Contributions of our NEOs to the successful completion of major transactions such as material acquisitions or financings.

The above performance measures were evaluated based on the overall judgment of the Compensation Committee without giving fixed of specific weighting to any particular measure.

Compensation of Chief Executive Officer

In March 2008, the Compensation Committee awarded a bonus of €227,500 to our Chief Executive Officer based on his achievement of his 2007 performance objectives and for his role in, among other things, leading and participating in:

•	achieving record production at all three of our mills;

•	developing a comprehensive succession plan for key management personnel;

•	establishing and monitoring aggressive cost targets and efficiency gains for all operations;

•	improving the mill net sales values at all three of our mills by reducing discounts and improving geographic mix of pulp sales;

•	maintaining a high level of credibility with the investment community; and

•	developing and regular updating of the Company’s strategic plan.

The above performance results were evaluated based on the overall judgment of the Compensation Committee with no fixed or specific weighting applied to any element of performance.

The Compensation Committee did not award any Share or option incentive grants to our Chief Executive Officer in 2007, primarily as a result of the cash bonus awarded for the period and the development of our LTIP

Supplement for implementation in 2008. However, in February 2008, Mr. Lee, received 116,460 performance shares under our LTIP Supplement as an incentive for the creation of long-term competitive operating excellence and shareholder value. Each performance share represents one Share and up to the maximum number of Shares will vest after three years depending upon the achievement of performance objectives tied to specific performance measures including Operating EBITDA, Share price performance and individual performance.

Our Board considers and approves our Chief Executive Officer’s individual goals for the ensuing year. As one of its performance measures, the Compensation Committee evaluates and measures his progress against such goals.

Compensation of our other Named Executive Officers

The Compensation Committee also reviewed and determined the short-term and long-term compensation awards for our other NEOs.

In March 2008, we awarded bonuses to our other Named Executive Officers based on their 2007 personal performance and roles, responsibilities and efforts relating to the performance results in respect of our Chief Executive Officer set out above. The Compensation Committee also did not grant any equity awards to such NEOs in 2007 primarily as a result of the cash bonuses awarded for such period and the development of our LTIP Supplement for implementation in 2008. However, in February 2008 we granted performance units under our LTIP Supplement to our other Named Executive Officers as an incentive for the creation of long-term competitive operating excellence and shareholder value. Mr. Isacson, Mr. Ridder and Mr. Nossol each received 58,230, 44,291 and 39,865 performance units, respectively. Each performance unit represents one Share and up to the maximum number of Shares will vest after three years, depending upon the achievement of performance objectives tied to specific performance measures including Operating EBITDA, Share price performance and individual performance.

The Compensation Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our Named Executive Officers but rather focuses on individual objectives and their effects in respect of the Chief Executive Officer’s and the Company’s overall goals.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by us do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation and therefore it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1,000,000. Under U.S. income tax regulations, the spread compensation from options that meets certain requirements will not be subject to the $1,000,000 cap on deductibility and it is the Company’s current policy generally to grant options that meet these requirements. To this end, the Incentive Plans have been approved by our Shareholders. However, in the future, the Compensation Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Summary

We believe that our compensation programs have been appropriately designed to attract, retain and motivate our employees, including our Named Executive Officers, drive financial performance, encourage teamwork throughout our Company and align the interests of our NEOs with the long-term interests or our Shareholders. We believe that our 2007 compensation levels fairly reflect our performance and were appropriate relative to our peer companies. We monitor our programs in the marketplaces in which we compete for talent and changing trends in compensation practices in an effort to maintain an executive compensation program that is competitive, performance driven, consistent with shareholder interests and fair and reasonable overall.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the members of the Compensation
Committee.

Eric Lauritzen, Chairman
George Malpass
Guy W. Adams

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Eric Lauritzen, George Malpass and Guy W. Adams. No member of the Compensation Committee is a current or former employee of the Company. There are no Compensation Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the Board or compensation committee of any other company and no such interlocking relationship has existed in the past.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our Named Executive Officers. All of our NEOs are paid in currencies other than United States dollars. In this Proxy Statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates posted by the Federal Reserve Bank of New York.

							Change in
							Pension Value
							and Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary(2)	Bonus	Awards(8)	Awards	Compensation	Earnings(9)	Compensation(10)	Total
Position	Year(1)	($)	($)	($)	($)	($)	($)	($)	($)

Jimmy S. H. Lee(3)	2007	476,389	311,880	36,454	—	—	—	102,818	927,541
Chief Executive Officer	2006	420,749	376,788	125,707	—	—	—	94,197	1,017,441
David M. Gandossi(4)	2007	314,963	158,257	27,340	—	—	27,362	29,679	557,601
Secretary, Executive Vice President and Chief Financial Officer	2006	290,903	198,343	94,281	—	—	20,723	28,364	632,614
Claes-Inge Isacson(5)	2007	445,543	63,061	64,869	—	—	—	46,168	619,641
Chief Operating Officer	2006	63,350	25,119	58,967	—	—	—	40,206	187,642
Wolfram Ridder(6)	2007	349,854	52,780	—	—	—	—	48,504	451,138
Vice President of Business Development	2006	307,461	50,239	—	—	—	—	15,946	373,646
Leonhard Nossol(7)	2007	304,148	48,393	—	—	—	—	47,601	400,142
Group Controller, Europe and	2006	268,777	45,214	—	—	—	—	41,014	355,005
Managing Director of Rosenthal

(1)	Year to year changes reflect both salary increases and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2007, the U.S. dollar has decreased by approximately 11% in value against the Euro and approximately 15% against the Canadian dollar since December 31, 2006

(2)	The amount reported in this column for each Named Executive Officer reflects the dollar amount of base salary paid, including salary increases.

(3)	Pursuant to his employment agreement with us, Mr. Lee is entitled to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Compensation Committee which amount is reflected in the column “All Other Compensation”.

(4)	In 2007, we contributed $41,504 to Mr. Gandossi’s retirement plan under our North American retirement program which amount is reflected in the columns “Change in Pension Value and Non-qualified Deferred Compensation Earnings” and “All Other Compensation”. Details of our North American and European retirement programs are set out on page 25 of this Proxy Statement.

(5)	Mr. Isacson joined us in November 2006, at which time he received a one-time signing bonus in the amount of $25,119. In 2007, we contributed $44,554 to Mr. Isacson’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.

(6)	In 2007, we contributed $38,156 to Mr. Ridder’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.

(7)	In 2007, we contributed $32,882 to Mr. Nossol’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.

(8)	Stock awards consist of restricted shares. The amounts shown represent the expense recognized by the Company during the indicated year for restricted shares held by our Named Executive Officers as determined under FAS 123R, excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007. The FAS 123R value reflects the Company’s cost of the stock awards over the two year vesting period of the award. Details on the stock awards can be found in the Outstanding Equity Awards At Fiscal Year End table on page 25 of this Proxy Statement.

(9)	The amount set forth in this column for Mr. Gandossi reflects the annual change in the value, including interest, of his unfunded account which account records those retirement plan contributions in excess of the applicable statutory limit.

(10)	Included in “All Other Compensation” for the fiscal years ended December 31, 2007 and 2006 are benefits and perquisites which consist of the following:

			Retirement Plan
Name	Year	Auto ($)	Contributions ($)	Other ($)

Jimmy S. H. Lee	2007	—	—	$102,818 (living allowance)
	2006	—	—	$94,197 (living allowance)
David M. Gandossi	2007	10,579	17,222	$1,878(life insurance and special medical)
	2006	9,705	16,308	$2,351(life insurance and special medical)
Claes-Inge Isacson	2007	1,614	44,554	—
	2006	1,464	38,742	—
Wolfram Ridder	2007	10,348	38,156	—
	2006	9,480	6,466	—
Leonhard Nossol	2007	14,719	32,882	—
	2006	12,001	29,013	—

Employment Agreements

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Mr. Lee is a party to an amended and restated employment agreement with us dated effective April 28, 2004 which provides for an annual base salary of €325,000 (which number is reviewed by the Board or the Compensation Committee annually), housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Board or the Compensation Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Mr. Gandossi is a party to an employment agreement with us dated effective August 7, 2003 which provides for an annual base salary of CDN$320,000 (which number is reviewed by the Board or the Compensation Committee annually), participation in our bonus program and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi as chief financial officer, executive vice-president and secretary for a period of 36 months, with an automatic 12 month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Claes-Inge Isacson is a party to an employment agreement with us dated effective November 6, 2006 which provides for an annual base salary of €325,000 (which number is reviewed by the Board or the Compensation Committee annually), an annual bonus based on two months salary and the achievement of specific objectives with an opportunity to exceed same in the event of exceptional performance. Mr. Isacson is also entitled to certain other benefits and perquisites including participation in our European retirement program.

Wolfram Ridder is a party to an employment agreement with our wholly owned subsidiary Stendal Pulp Holding GmbH dated effective October 2, 2006 which provides for an annual base salary of €247,200 (which number is reviewed by the Board or the Compensation Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon between Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at as of June 30 or December 31 of each year by giving six months’ notice and in any event will terminate at the time Mr. Ridder reaches the age of 65. In the event of a direct or indirect change in majority ownership of the Company, the notice period increases to twelve months.

Leonhard Nossol is a party to an employment agreement with our wholly-owned subsidiary ZPR GmbH (formerly ZPR Geschäftsführungs GmbH) dated effective August 18, 2005 which provides for an annual base salary of €200,000 (which number is reviewed by the Board or the Compensation Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Grant of Plan-Based Awards

We did not grant any awards pursuant to our Incentive Plans to our Named Executive Officers during 2007.

Outstanding Equity Awards at December 31, 2007

The following table sets forth information regarding outstanding equity awards for our Named Executive Officers at December 31, 2007.

	Option Awards					Stock Awards
									Equity
			Equity					Equity	Incentive
			Incentive					Incentive Plan	Plan Awards:
			Plan					Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number			Number of	Value of	Unearned	of Unearned
	Securities	Securities	of Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise		Have Not	Have Not	Have Not	Have Not
	Exercisable(1)	Unexercisable	Options	Price	Option Expiration	Vested(2)	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Jimmy S. H. Lee	700,000	—	—	6.375	January 19, 2010	—	—	—	—
David M. Gandossi	100,000	—	—	5.65	September 10, 2013	—	—	—	—
Claes-Inge Isacson	—	—	—	—	—	5,000	39,150	—	—
Wolfram Ridder	20,000	—	—	7.92	September 10, 2015	—	—	—	—
Leonhard Nossol	30,000	—	—	6.375	January 19, 2010	—	—	—	—
	25,000	—	—	7.92	September 10, 2015	—	—	—	—

(1)	Mr. Lee’s options to acquire up to 700,000 Shares became fully vested on January 19, 2002. Mr. Gandossi’s options to acquire up to 100,000 Shares became fully vested on September 10, 2005. Mr. Ridder’s options to acquire up to 20,000 Shares became fully vested on September 9, 2007. Mr. Nossol’s options to acquire up to 25,000 Shares became fully vested on September 9, 2007 and his options to acquire up to 30,000 Shares became fully vested on January 19, 2002.

(2)	Of the 15,000 restricted shares granted to Mr. Isacson in November 2006, 5,000 restricted shares have not yet vested and will vest on November 6, 2008.

Option Exercises and Vesting of Stock

The following table discloses the amounts received by our Named Executive Officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise or Vesting ($)	Acquired on Vesting (#)	Vesting ($)

Jimmy S.H. Lee	—	—	13,334	115,339
David M. Gandossi	—	—	10,000	86,500
Claes-Inge Isacson	—	—	5000	46,050
Wolfram Ridder	—	—	—	—
Leonhard Nossol	—	—	—	—

Retirement Programs

We maintain two separate retirement programs for our North American and European executive officers.

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (CDN$19,000 in 2007). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 6.5%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Financial Officer, David Gandossi, is our only NEO participating in our North American program. In 2007, we contributed $41,504 on Mr. Gandossi’s behalf under the terms of the program.

Similarly, under the terms of our European program, we make a contribution to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% gross salary and 50% cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€5,433 in 2007), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Claes-Inge Isacson, Wolfram Ridder and Leonhard Nossol, for whom, in 2007, we contributed on their behalf under the terms of the program, $44,554, $38,156 and $32,882, respectively.

Non-Qualified Deferred Compensation

The following table sets forth information regarding contributions, earnings and balances under our North American and European retirement programs described above for our Named Executive Officers during 2007.

	Executive
	Contributions	Registrant	Aggregate Earning	Aggregate	Aggregate Balance
	in Last Fiscal	Contributions in	in Last	Withdrawals/	at Last Fiscal Year
	Year	Last Fiscal Year(1)	Fiscal Year(2)	Distributions	End(3)
Name	($)	($)	($)	($)	($)

Jimmy S.H. Lee	—	—	—	—	—
David M. Gandossi	—	24,282	3,080	—	67,977
Claes-Inge Isacson	—	37,107	—	—	74,771
Wolfram Ridder	—	30,708	—	—	30,708
Leonhard Nossol	—	25,435	—	—	47,982

(1)	Amounts in this column reflect our contributions to each of our Named Executive Officers’ respective retirement plan which are in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 22 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Gandossi and under the “All Other Compensation” column for all of our other NEOs.

(2)	The amount in this column reflects interest accrued based on a notional growth rate of 6.5%. No amounts are shown in this column for our Named Executive Officers participating in our European program, as contribution amounts in excess of statutory limits are remitted to a third party fund.

(3)	The balance shown for each NEO in this column includes amounts reported in the Summary Compensation Table in last year’s proxy statement with the exception of Mr. Ridder, for whom we contributed only the statutory limit in 2006.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our Named Executive Officers in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2007.

	Cash Severance	Insurance	Stock Option	Restricted Stock
	Benefit	Continuation	Acceleration	Acceleration	Total
Name	($)	($)	($)	($)	($)

Jimmy S. H. Lee	2,673,255	—	1,018,500	—	3,691,755
David M. Gandossi	525,973	—	218,000	—	743,973
Claes-Inge Isacson	742,571	—	—	—	742,571
Wolfram Ridder	231,019	—	—	—	231,019
Leonhard Nossol	204,458	—	41,250	—	245,708

Change in Control

We have agreed to provide certain benefits to our Named Executive Officers if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2007.

	Cash Severance	Insurance	Stock Option	Restricted Stock
	Benefit	Continuation	Acceleration	Acceleration	Total
Name	($)	($)	($)	($)	($)

Jimmy S. H. Lee	2,673,255	—	4,300,250	—	6,973,505
David M. Gandossi	1,577,918	—	218,000	—	1,795,918
Claes-Inge Isacson	742,571	—	—	—	742,571
Wolfram Ridder	462,039	—	—	—	462,039
Leonhard Nossol	—	—	41,250	—	41,250

Pursuant to the terms of his employment agreement with us, if Mr. Lee is terminated without cause or resigns for good reason, he will be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination. Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) a person, directly or indirectly: (a) becoming the beneficial owner of the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (b) having sole and/or shared voting or dispositive power over the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Pursuant to terms of his employment agreement with us, if Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change in control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement. The agreement also provides that, if in connection with or within eighteen months of a change in control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his then current annual base salary plus the highest of (i) his then-current annual bonus, (ii) his highest variable pay and annual incentive bonus for the last three years and (iii) 50% of his current annual base salary. Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) notification by us that a person has become the beneficial owner of or has sole and/or shared voting or dispositive power over more than 20% of our Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the commencement by a person of a tender offer for more than 20% of our shares; (6) the sale of all or substantially all of our assets; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution. In addition, all unvested rights in any stock option or other benefit plans will vest in full.

The terms of Mr. Isacson’s employment agreement obligate us to provide, in the event of dismissal without cause or a change of control, a specified severance entitlement equal to eighteen months base salary plus the target bonus. The agreement defines a “change of control” as the completion of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the voting equity of the new entity is held by persons who were not stockholders prior to the transaction.

The terms of Mr. Ridder’s employment agreement provide for a six month notice period in case of termination and 12 months in the event of a change of control which is defined as a direct or indirect change in majority ownership of the Company.

The terms of Mr. Nossol’s employment agreement provide for a six month notice period in case of termination. The agreement does not contain a change of control provision.

In addition to the terms provided for in the individual employment agreements, our Incentive Plans contain provisions for accelerated vesting and exercisability of options and restricted share awards upon a change of control including, in the case of our 2004 Plan, the Compensation Committee’s discretion to determine, at the time of granting restricted shares or thereafter, whether all or part of such restricted shares shall become vested in the event a change in control occurs with respect to the Company.

PERFORMANCE GRAPH

The following graph compares the cumulative total Shareholder return (share price appreciation plus dividends) with respect to our Shares with the cumulative total return of the NASDAQ Market Index and an additional group of peer companies which comprise part of Standard Industrial Classification Code 2611 — Pulp Mills, over the five years ending December 31, 2007. Companies in SIC Code 2611 which are also listed on a U.S. exchange are Mercer, Aracruz Cellulose SA CL B, Buckeye Technologies Inc. and Pope & Talbot Inc.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG MERCER INTERNATIONAL INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON JANUARY 1, 2003
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDED DECEMBER 31, 2007

Comparison of Cumulative Total Return
of Company Industry Index and Broad Market

Company	2002	2003	2004	2005	2006	2007
Mercer International Inc.	100.00	115.66	193.99	143.17	216.21	142.62
SIC Code Index	100.00	169.69	197.47	210.88	317.69	393.05
Nasdaq Market Index	100.00	150.36	163.00	166.58	183.68	201.91

INDEPENDENT ACCOUNTANTS AND AUDITORS

Ratification of Independent Auditors

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors as a matter of good corporate practice.

We appointed PricewaterhouseCoopers LLP as our independent auditors in place of Deloitte & Touche LLP effective May 10, 2007 and received shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favour of such ratification. OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event PricewaterhouseCoopers LLP are not ratified as our auditors at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our auditors without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Replacement of Independent Auditors

In April 2007, the Audit Committee recommended replacing Deloitte & Touche LLP as the Company’s independent auditors. On April 25, 2007 Deloitte & Touche LLP was dismissed effective May 10, 2007. The reports of Deloitte & Touche LLP on the financial statements of the Company as of and for the fiscal years ended December 31, 2005 and 2006 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

There were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the fiscal years ended December 31, 2005 and 2006 and through April 25, 2007, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in its report on the Company’s financial statements for such years.

There were no reportable events pursuant to Item 304(a)(1)(v) of Regulation S-K during the fiscal years ended December 31, 2005 and 2006 and through April 25, 2007.

Accountants’ Fees

We paid the following fees to our accountants during the last two fiscal years for the services described below:

	Year Ended December 31,
	2007	2007	2006
	PricewaterhouseCoopers	Deloitte &	Deloitte &
	LLP	Touche LLP	Touche LLP(4)

Audit Fees(1)	$1,068,009	$814,115	$1,563,021
Audit-Related Fees(2)	$29,412	217,590	79,171
Tax Fees(3)	$48,184	—	—

	$1,145,605	$1,031,705	$1,642,192

(1)	Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees relating to an internal control study conducted pursuant to the Sarbanes-Oxley Act of 2002.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

(4)	Fees for the 2006 fiscal year include fees billed after the date of last year’s proxy statement.

Consistent with the SEC’s requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor and the fees for such non-audit services. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. All services provided by Deloitte & Touche LLP and PricewaterhouseCoopers LLP subsequent to July 14, 2003 have been pre-approved by the Audit Committee.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the annual meeting of Shareholders of the Company to be held in 2009 must be received by the Company on or before December 28, 2008. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such proxy statement and proxy in accordance with applicable law. A Shareholder that wishes to present a proposal at the annual Shareholders’ meeting to be held in 2009 must submit such proposal to the Company on or before April 7, 2009 or management will have discretionary authority to vote proxies received for such meeting with respect to any such proposal. Shareholder proposals should be sent to the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Our annual report for 2007 (which includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007) will be mailed to Shareholders with this Proxy Statement. Copies of the 2007 annual report on Form 10-K may be obtained from Mercer International Inc. Attention: Shareholder Information, c/o Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, V6B 4N8, Canada (tel: (604) 684-1099). This Proxy Statement and our annual report on Form 10-K including financial statements and schedules for the fiscal year ended December 31, 2007 are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

April 23, 2008

PROXY

MERCER INTERNATIONAL INC.
Suite 2840, 650 West Georgia Street
Vancouver, British Columbia
Canada, V6B 4N8

THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF
MERCER INTERNATIONAL INC.

The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and to vote as designated below all the common shares of Mercer International Inc. held of record by the undersigned on April 16, 2008 at the Annual General Meeting of Shareholders to be held on June 5, 2008, or any adjournment, postponement or rescheduling thereof.

1.	Election of Directors

FOR the nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for the nominees listed below ☐

(Instruction: To withhold authority to vote for a nominee, strike a line through the nominee’s name in the list below.)

Jimmy S.H. Lee Kenneth A. Shields William D. McCartney Guy W. Adams	Eric Lauritzen Graeme A. Witts George Malpass

2.	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors

For ☐	Against ☐	Abstain ☐

3.	In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each of the matters to be voted upon at the Meeting.

Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:            , 2008.

Signature

Print Name

Signature, if jointly held

Print Name

Number of shares held

Please mark, sign, date and return this Proxy promptly using the enclosed envelope.